Exhibit 99.1

Build-A-Bear Workshop, Inc. Names Mary Lou Fiala to Board of Directors

    ST. LOUIS--(BUSINESS WIRE)--Jan. 26, 2005--Build-A-Bear Workshop, Inc. (NYSE:BBW), an interactive, entertainment retailer of customized stuffed animals, today announced that Mary Lou Fiala, 53, was elected to the company's board of directors, effective immediately.
    Fiala's election brings the number of directors on the Build-A-Bear Workshop board to seven, six of whom, including Fiala, are independent directors. Fiala will serve on the board's compensation committee.
    "We are thrilled to have Mary Lou join the Build-A-Bear Workshop family," said Maxine Clark, chairman and chief executive bear of Build-A-Bear Workshop. "Mary Lou is a savvy and sophisticated veteran of the retail industry. She brings a wealth of know-how and experience to our board and our management team. I know Mary Lou will make value-added contributions to our company as we continue to build on the success of our brand franchise, our store economic model and our numerous growth opportunities."
    Mary Lou Fiala is president and chief operating officer of Regency Centers Corporation, a national owner, operator and developer of grocery anchored neighborhood retail centers. Prior to her current position, Fiala was managing director--U.S. Realty Strategic Group at Security Capital (1997 - 1999), senior vice president and director of stores, New England for Macy's East/Federated Department Stores (1994
- 1997), and from 1976 to 1994 held various merchandising and store operations positions with Macy's/Federated Department Stores and Henri Bendel.
    Mary Lou Fiala holds a BS degree in retailing from Miami University in Oxford, Ohio. Fiala has served on the board of directors of Regency Centers Corporation since 1997 and is a member of the board of trustees of the International Council of Shopping Centers. Fiala also serves as a national trustee of the Boys & Girls Clubs of America and on the board of trustees for the University of North Florida Foundation.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc. (NYSE: BBW) is the leading and only national, company providing a make-your-own stuffed animal interactive entertainment retail experience. The first store opened in St. Louis in 1997 and as of January 2005 the company operated 170 stores in 40 states and Canada. With the opening of its international store in Sheffield, England in the fall of 2003, the addition of international stores in Japan, Denmark and Australia in 2004, Build-A-Bear Workshop has become the global leader in the teddy bear business. In November 2004, the company also opened two friends 2B made(R) stores, the newest concept launch from Build-A-Bear Workshop. For more information about the company and its products call (888) 560-BEAR (2327) or visit the company's award-winning website at www.buildabear.com.

    CONTACT: Build-A-Bear Workshop, Inc.
             Investors and Analysts:
             Molly Salky, 314-423-8000 ext. 5353
             invest@buildabear.com
             or
             Media:
             Jill Saunders, 314-423-8000 ext. 5293
             jills@buildabear.com